______________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________________________________
FORM 8-K
 ____________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2016
____________________________________
GLOBAL BLOOD THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

____________________________________

Delaware	001-37539	27-4825712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
400 East Jamie Court, Suite 101
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)
(650) 741-7700
(Registrant’s telephone number, including area code)

__________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
______________________________________________________________________________________________________

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2016, Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”), announced the appointment of Jeffrey Farrow as Chief Financial Officer and principal financial officer of the Company, in each case, effective April 4, 2016. Mr. Farrow will succeed Mr. John Schembri as the Company’s principal financial officer. Mr. Schembri will continue to serve as the Company’s Vice President, Finance and Administration and remain as the Company’s principal accounting officer.
Mr. Farrow, 54, previously served as the Chief Financial Officer of ZS Pharma, Inc., a biopharmaceutical company, from June 2015 to April 2016, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the Chief Financial Officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015. In addition, Mr. Farrow served as Hyperion’s Secretary from May 2011 to August 2013 and Vice President, Finance from February 2010 to June 2010. From May 2008 to December 2009, Mr. Farrow was Vice President, Finance at Evotec AG, a drug discovery and development company. Prior to Evotec, from January 2004 to May 2008, Mr. Farrow held various positions, with the most recent being Vice President, Finance and Chief Accounting Officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG in May 2008. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in Corporate Finance from California State University at Fullerton and is a Certified Public Accountant (inactive).
There are no arrangements or understandings between Mr. Farrow and any other person pursuant to which he was appointed as the Company’s Chief Financial Officer or principal financial officer. There are no family relationships between Mr. Farrow and any director or executive officer of the Company, and there are no transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
The Company entered into an at-will employment offer letter agreement with Mr. Farrow, dated February 19, 2016 (the “Employment Agreement”), pursuant to which Mr. Farrow initially provided services to the Company as an advisor, beginning on February 22, 2016, and would then become employed as Chief Financial Officer of the Company, effective April 4, 2016 (the “Employment Start Date”). A copy of the Employment Agreement is filed as Exhibit 10.1 to this report on Form 8-K. Effective on the Employment Start Date, in his position as Chief Financial Officer, Mr. Farrow is entitled to receive an annual base salary of $400,000 and is eligible to receive an annual performance bonus, with a target bonus amount of 40% of his annual base salary. Mr. Farrow’s base salary is subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Pursuant to the Employment Agreement, Mr. Farrow was granted an option to purchase 120,000 shares of the Company’s Common Stock at an exercise price of $14.96 per share, the closing price of the Company’s common stock on the Nasdaq Global Select Market on February 24, 2016, under the Company’s 2015 Stock Option and Incentive Plan (the “Plan”). 25% of the option shares will vest on the first anniversary of the Employment Start Date and the balance will vest in equal quarterly installments over the next three years, subject to Mr. Farrow’s continued service to the Company through each vesting date.
In addition, Mr. Farrow is eligible to participate in the Company’s Change in Control Policy as in effect from time to time. In accordance with the policy’s terms, if Mr. Farrow’s employment is terminated without Cause (as defined in the Plan) or if Mr. Farrow resigns for Good Reason (as defined in the Change in Control Policy) within one year after the closing of a Sale Event (as defined in the Plan), then, subject to his execution of a severance agreement and a general release of claims, Mr. Farrow will receive the following benefits: (a) full acceleration of vesting of his outstanding equity awards under the Plan (as set forth in the Plan); (b) a lump sum equal to nine months of his then-current base salary; (c) a lump sum equal to his then-current target bonus; and (d) if he is participating in the Company group health plan immediately prior to termination and he elects COBRA, a monthly cash payment for nine months equal to the Company’s monthly premium contribution.
The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.
Mr. Farrow will also be entitled to enter into the Company’s standard form of indemnification agreement.

Item 7.01	Regulation FD Disclosure
On April 4, 2016, the Company issued a press release announcing the appointment of Mr. Farrow as Chief Financial Officer and principal financial officer of the Company. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.
The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter by and between the Company and Jeffrey Farrow, dated February 19, 2016
99.1	Press Release, dated April 4, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2016	Global Blood Therapeutics, Inc.

	By:	/s/ John Schembri
John Schembri
Vice President, Finance and Administration